Exhibit 99.1

Riverwood International Corporation Reports Second Quarter 2003 Results

ATLANTA, Georgia, July 22, 2003 -- Riverwood international Corporation, a leading provider of paperboard packaging solutions and paperboard, today reported net sales of $338.6 million in the second quarter of 2003, an increase of 1.2% compared to $334.4 million in the prior-year period, resulting primarily from the positive impact of foreign currency exchange rates.  This increase was somewhat offset by lower pricing in North American beverage markets and lower volumes in the Company's international consumer products markets, both driven primarily by increased market competitiveness.  Income from operations in the second quarter of 2003 of $29.2 million was down $11.1 million from income from operations in the second quarter of 2002 of $40.2 million. This decrease was due primarily to lower pricing in North American beverage markets as a result of increased beverage market competitiveness, lower-margin product mix in our North American beverage markets, higher energy costs and higher non-cash pension costs due to unfavorable market conditions and recently renewed union contracts. These decreases were somewhat offset by worldwide cost reductions.

Coated Board

Total coated board net sales were $319.1 million in the second quarter of 2003, an increase of 1.1% from $315.8 million for the prior-year-period.  This improvement was primarily due to the positive impact of foreign currency exchange rates.  This increase was somewhat offset by lower pricing in the North American beverage markets and lower volumes in the Company's international consumer products market, both primarily as a result of increased market competitiveness.  Income from operations in the coated board segment decreased by $7.8 million, or 15.4%, to $43.1 million in the second quarter of 2003 from $51.0 million in the second quarter of 2002 due primarily to lower pricing in North American beverage markets, lower-margin product mix in our North American beverage markets, higher energy costs and higher non-cash pension costs, somewhat offset by higher net sales and worldwide cost reductions.

Containerboard

Container board net sales were $19.5 million in the second quarter of 2003, up from $18.7 million for the same period a year ago primarily as a result of higher linerboard volumes offset by lower medium volumes and pricing due to a slight downturn in medium markets.  Income from operations in the containerboard segment decreased by $1.5 million, or 31.0%, to a loss of $6.4 million in the second quarter of 2003 from a loss of $4.9 million in the second quarter of 2002 due principally to lower medium pricing as a result of a slight downturn in medium market conditions.

Credit Agreement EBITDA

Credit Agreement EBITDA (as described and as calculated in Annex B hereto) was $67.2 million in the second quarter of 2003 compared to $78.5 million in the prior-year period.

This earnings release includes forward-looking statements as to management's or the Company's expectations and beliefs.  Forward-looking statements are made upon potential effects on the Company, as to which there can be no assurance.  Important factors detailed in the Company's Securities and Exchange Commission filings, as well as the following important factors, could cause the Company's actual results to differ materially from those expressed in the forward-looking statements.  These statements are subject to certain risks and uncertainties and speak only as of the date given.  Such factors include: the uncertainties relating to their merger with Graphic Packaging Corporation; the Company's substantial amount of debt; achieving improved volumes in North American consumer products packaging and North American beverage carton markets; the sale of additional coated board into open markets; the selling pries the Company realizes for its products; the extent to which the Company can implement its business strategies; the anticipated impact of Coca-Cola Enterprise's non-renewal notification; prolonged disruptions in the Company's facilities' production; competitive conditions; the volatility of energy and raw material costs and availability; loss of key executives; general economic and business conditions both in the U.S. and globally; labor relations; currency translation movements and the risks of doing business in foreign countries.

The Company will not hold a conference call relating to this earnings release.  The Company plans to file its Quarterly Report on Form 10-Q with the Securities and Exchange Commission on or prior to August 14, 2003.

Annex A	Three Months	% Increase	Three Months	Six Months	% Increase	Six Months
	Ended	(Decrease)	Ended	Ended	(Decrease)	Ended
RESULTS OF OPERATIONS	June 30,	From Prior	June 30,	June 30,	From Prior	June 30,
(In thousands of dollars)	2003	Year	2002	2003	Year	2002
Net Sales (Segment Data)
Coated Board	319,130	1.1%	315,753	595,042	1.2%	587,779
Containerboard	19,477	4.3	18,675	41,591	9.9	37,833
Net Sales	338,607	1.2	334,428	636,633	1.8	625,612
Cost of Sales	276,290	6.3	259,817	516,179	4.6	493,672
Gross Profit	62,317	(16.5)	74,611	120,454	(8.7)	131,940
Selling, General & Admin	30,832	(2.5)	31,610	60,702	2.5	59,225
Research & Development	1,903	66.1	1,146	3,370	36.9	2,461
Other Expense (Income), Net	389	(75.9)	1,609	2,266	N/A	(861)
Income from Operations	29,193	(27.5)	40,246	54,116	(23.9)	71,115

Income from Operations (Segment Data)
Coated Board	43,132	(15.4)%	50,957	82,012	(13.8)%	95,095
Containerboard	(6,404)	(31.0)	(4,888)	(13,081)	0.6	(13,164)
Corporate and Eliminations	(7,535)	(29.4)	(5,823)	(14,815)	(37.0)	(10,816)
Income from Operations	29,193	(27.5)	40,246	54,116	(23.9)	71,115

Margins by Segment

Coated Board
Net Sales	319,130	1.1%	315,753	595,042	1.2%	587,779
Cost of Sales	251,339	5.8	237,635	463,558	4.1	445,104
Gross Profit	67,791	(13.2)	78,118	131,484	(7.8)	142,675
Gross Profit Percentage	21.2%		24.7%	22.1%		24.3%

Containerboard
Net Sales	19,477	4.3%	18,675	41,591	9.9%	37,833
Cost of Sales	24,951	12.5	22,182	52,621	8.3	48,568
Gross Profit	(5,474)	(56.1)	(3,507)	(11,030)	(2.7)	(10,735)
Gross Profit Percentage	(28.1)%		(18.8)%	(26.5)%		(28.4)%

OTHER DATA

Capital Expenditures	28,053	157.4%	10,900	47,635	105.5%	23,182
Depreciation and Amortization	30,868	(5.3)	32,585	62,029	(4.1)	64,688
Interest Expense	33,818	(11.9)	38,369	67,798	(12.4)	77,429

Shipments (in thousands of tons)
Coated Board
Carrierboard	186.8	(0.3)%	187.4	339.2	(0.8)%	342.1
Cartonboard	89.1	(6.3)	95.1	179.1	(2.8)	184.2
White Lined Chip Board	38.7	(0.3)	38.8	81.7	4.6	78.1
Containerboard	57.3	3.2	55.5	122.4	8.3	113.0
Other	2.3	(53.1)	4.9	5.9	(48.2)	11.4
Total Shipments	374.2	(2.0)	381.7	728.3	(0.1)	728.8

Net (Loss)	(6,413)	33.8%	(9,685)	(16,179)	7.0%	(17,402)

Annex B

The calculation of Credit Agreement EBITDA, for the periods indicated, is as follows:

	Three Months	Three Months
	Ended	Ended
	June 30,	June 30,
	2003	2002

Net (Loss)	(6,413)	(9,685)
Income Tax Expense	2,398	998
Interest Expense, Net	33,711	37,756
Depreciation and Amortization	30,868	32,585
Equity in Net Earnings of Affiliates	(503)	(332)
Other non-cash charges (A)	6,426	5,685
Dividends from equity investments	664	11,509
Credit Agreement EBITDA (B)	67,151	78,516

(A) Other non-cash charges include non-cash charges for pension, postretirement and postemployment benefits, and amortization of premiums on hedging contracts deducted in determining net income.

(B) Credit Agreement EBITDA is calculated in accordance with the definitions contained in the Company's existing senior secured credit agreement.  Credit Agreement EBITDA is defined as consolidated net income (exclusive of non-cash charges resulting from purchase accounting during the periods subsequent to the March 1996 Merger) before consolidated interest expense, consolidated income taxes, consolidated depreciation and amortization, and other non-cash charges deducted in determining consolidated net income, extraordinary items and the cumulative effect of accounting changes and earnings of, but including dividends from, non-controlled affiliates.

Credit Agreement EBITDA as presented above is a financial measure that is used in the Company’s existing senior secured credit agreement. Credit Agreement EBITDA is not a defined term under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity. Credit Agreement EBITDA differs from the term ‘‘EBITDA’’ (earnings before interest expense, income tax expense, and depreciation and amortization) as it is commonly used.  In addition to adjusting net income to exclude interest expense, income tax expense, and depreciation and amortization, Credit Agreement EBITDA also adjusts net income by excluding certain other items and expenses, as specified above.  The Company is required under its senior secured credit agreement to comply with a leverage ratio and an interest coverage ratio for specified periods based on Credit Agreement EBITDA (as specified in the Company’s reports filed with the SEC). Borrowings under the senior secured credit agreement are a key source of the Company's liquidity. The Company's ability to borrow under the senior secured credit agreement is dependent on, among other things, its compliance with the financial ratio covenants referred to above.  Failure to comply with these financial ratio covenants would result in a violation of the senior secured credit agreement and, absent a waiver or amendment from the lenders under such agreement, permit the acceleration of all outstanding borrowings under the senior secured credit agreement.